Schedule A

TOTAL FUND SOLUTION
OPERATING EXPENSES LIMITATION AGREEMENT

Fund	Operating Expense Limit
Cromwell Marketfield L/S Fund
Investor Class	1.80%
Class C	2.55%
Institutional Class	1.55%
Cromwell CenterSquare Real Estate Fund
Investor Class	1.12%
Institutional Class	1.02%
Cromwell Tran Sustainable Focus Fund
Investor Class	1.10%
Institutional Class	0.85%
Cromwell Foresight Global Sustainable Infrastructure Fund
Investor Class	1.30%
Institutional Class	1.05%
Cromwell Greenspring Mid Cap Fund
Investor Class	1.46%
Institutional Class	1.21%
Cromwell Sustainable Balanced Fund
Investor Class	1.35%
Institutional Class	1.10%

This Schedule A was amended with Board approval on October 4, 2023, to add the Cromwell Sustainable Balanced Fund to be effective on or about October 30, 2023.

TOTAL FUND SOLUTION	CROMWELL INVESTMENT ADVISORS, LLC
on behalf of the series listed on Schedule A

By: _/s/ Michael J. Weckwerth_________	By: __/s/ Brian C. Nelson_________________

Print Name: Michael J. Weckwerth	Print Name: Brian C. Nelson

Title: President	Title: Managing Director

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